UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                          (Amendment No. ___________)*



                            MCI, Inc. (the "Issuer")
--------------------------------------------------------------------------------
                                (Name of Issuer)

        Shares of common stock, $0.01 par value per share, of the Issuer
                               ("Common Shares")
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    552691107
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 April 21, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [ ] Rule 13d-1(b)
      [X] Rule 13d-1(c)
      [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

------------------------
CUSIP No. 552691107                  13G
------------------------


 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Carlos Slim Helu

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [ ]
                                                              (b) [ ]
 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                      5.   SOLE VOTING POWER

       NUMBER OF
        SHARES        6.   SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY            42,576,032 Common Shares (see Items 4(a) and 4(c))
         EACH
       REPORTING      7.   SOLE DISPOSITIVE POWER
        PERSON
         WITH
                      8.   SHARED DISPOSITIVE POWER

                           42,576,032 Common Shares (see Items 4(a) and 4(c))

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      42,576,032 Common Shares (see Items 4(a) and 4(c))

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                         [ ]*

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      13.1% (See Item 4(b))

12.   TYPE OF REPORTING PERSON*

      IN
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------
CUSIP No. 89612A100                  13G
------------------------


 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Carlos Slim Domit

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [ ]
                                                              (b) [ ]
 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                      5.   SOLE VOTING POWER

       NUMBER OF
        SHARES        6.   SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY            42,576,032 Common Shares (see Items 4(a) and 4(c))
         EACH
       REPORTING      7.   SOLE DISPOSITIVE POWER
        PERSON
         WITH
                      8.   SHARED DISPOSITIVE POWER

                           42,576,032 Common Shares (see Items 4(a) and 4(c))

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      42,576,032 Common Shares (see Items 4(a) and 4(c))

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                         [ ]*

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      13.1% (See Item 4(b))

12.   TYPE OF REPORTING PERSON*

      IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------
CUSIP No. 552691107                    13G
------------------------


 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Marco Antonio Slim Domit

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [ ]
                                                              (b) [ ]
 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                      5.   SOLE VOTING POWER

       NUMBER OF
        SHARES        6.   SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY            42,576,032 Common Shares (see Items 4(a) and 4(c))
         EACH
       REPORTING      7.   SOLE DISPOSITIVE POWER
        PERSON
         WITH
                      8.   SHARED DISPOSITIVE POWER

                           42,576,032 Common Shares (see Items 4(a) and 4(c))

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      42,576,032 Common Shares (see Items 4(a) and 4(c))

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                         [ ]*

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      13.1% (See Item 4(b))

12.   TYPE OF REPORTING PERSON*

      IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------
CUSIP No. 552691107                     13G
------------------------


 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Patrick Slim Domit

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [ ]
                                                              (b) [ ]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                      5.   SOLE VOTING POWER

       NUMBER OF
        SHARES        6.   SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY            42,576,032 Common Shares (see Items 4(a) and 4(c))
         EACH
       REPORTING      7.   SOLE DISPOSITIVE POWER
        PERSON
         WITH
                      8.   SHARED DISPOSITIVE POWER

                           42,576,032 Common Shares (see Items 4(a) and 4(c))

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      42,576,032 Common Shares (see Items 4(a) and 4(c))

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                         [ ]*

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      13.1% (See Item 4(b))

12.   TYPE OF REPORTING PERSON*

      IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------
CUSIP No. 552691107               13G
------------------------


 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Maria Soumaya Slim Domit

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [ ]
                                                              (b) [ ]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                      5.   SOLE VOTING POWER

       NUMBER OF
        SHARES        6.   SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY            42,576,032 Common Shares (see Items 4(a) and 4(c))
         EACH
       REPORTING      7.   SOLE DISPOSITIVE POWER
        PERSON
         WITH
                      8.   SHARED DISPOSITIVE POWER

                           42,576,032 Common Shares (see Items 4(a) and 4(c))

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      42,576,032 Common Shares (see Items 4(a) and 4(c))

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                         [ ]*

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      13.1% (See Item 4(b))

12.   TYPE OF REPORTING PERSON*

      IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------
CUSIP No. 552691107                     13G
------------------------


 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Vanessa Paola Slim Domit

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [ ]
                                                              (b) [ ]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                      5.   SOLE VOTING POWER

       NUMBER OF
        SHARES        6.   SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY            42,576,032 Common Shares (see Items 4(a) and 4(c))
         EACH
       REPORTING      7.   SOLE DISPOSITIVE POWER
        PERSON
         WITH
                      8.   SHARED DISPOSITIVE POWER

                           42,576,032 Common Shares (see Items 4(a) and 4(c))

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      42,576,032 Common Shares (see Items 4(a) and 4(c))

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                         [ ]*

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      13.1% (See Item 4(b))

12.   TYPE OF REPORTING PERSON*

      IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------
CUSIP No. 552691107                    13G
------------------------


 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Johanna Monique Slim Domit

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [ ]
                                                              (b) [ ]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                      5.   SOLE VOTING POWER

       NUMBER OF
        SHARES        6.   SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY            42,576,032 Common Shares (see Items 4(a) and 4(c))
         EACH
       REPORTING      7.   SOLE DISPOSITIVE POWER
        PERSON
         WITH
                      8.   SHARED DISPOSITIVE POWER

                           42,576,032 Common Shares (see Items 4(a) and 4(c))

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      42,576,032 Common Shares (see Items 4(a) and 4(c))

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                         [ ]*

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      13.1% (See Item 4(b))

12.   TYPE OF REPORTING PERSON*

      IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------
CUSIP No. 552691107                     13G
------------------------


 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Carso Global Telecom, S.A. de C.V.

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [ ]
                                                              (b) [ ]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                      5.   SOLE VOTING POWER

       NUMBER OF
        SHARES        6.   SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY            27,963,065 Common Shares (see Items 4(a) and 4(c))
         EACH
       REPORTING      7.   SOLE DISPOSITIVE POWER
        PERSON
         WITH
                      8.   SHARED DISPOSITIVE POWER

                           27,963,065 Common Shares (see Items 4(a) and 4(c))

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      27,963,065 Common Shares  (see Items 4(a) and 4(c))

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                         [ ]*

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      8.6% (See Item 4(b))

12.   TYPE OF REPORTING PERSON*

      HC

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------
CUSIP No. 552691107                     13G
------------------------


 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Telefonos de Mexico, S.A. de C.V.

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [ ]
                                                              (b) [ ]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                      5.   SOLE VOTING POWER

       NUMBER OF
        SHARES        6.   SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY            25,112,220 Common Shares (see Items 4(a) and 4(c))
         EACH
       REPORTING      7.   SOLE DISPOSITIVE POWER
        PERSON
         WITH
                      8.   SHARED DISPOSITIVE POWER

                           25,112,220 Common Shares (see Items 4(a) and 4(c))

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      25,112,220 Common Shares (see Items 4(a) and 4(c))

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                         [ ]*

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      7.7% (See Item 4(b))

12.   TYPE OF REPORTING PERSON**

      CO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------
CUSIP No. 552691107                     13G
------------------------


 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Financial Ventures LLC

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [ ]
                                                              (b) [ ]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

                      5.   SOLE VOTING POWER

       NUMBER OF
        SHARES        6.   SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY            25,112,220 Common Shares (see Items 4(a) and 4(c))
         EACH
       REPORTING      7.   SOLE DISPOSITIVE POWER
        PERSON
         WITH
                      8.   SHARED DISPOSITIVE POWER

                           25,112,220 Common Shares (see Items 4(a) and 4(c))

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      25,112,220 Common Shares  (see Items 4(a) and 4(c))

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                         [ ]*

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      7.7% (See Item 4(b))

12.   TYPE OF REPORTING PERSON**

      OO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------
CUSIP No. 552691107                     13G
------------------------


 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Global Telecom LLC

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [ ]
                                                              (b) [ ]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

                      5.   SOLE VOTING POWER

       NUMBER OF
        SHARES        6.   SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY            2,850,845 Common Shares (see Items 4(a) and 4(c))
         EACH
       REPORTING      7.   SOLE DISPOSITIVE POWER
        PERSON
         WITH
                      8.   SHARED DISPOSITIVE POWER

                           2,850,845 Common Shares (see Items 4(a) and 4(c))

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,850,845 Common Shares (see Items 4(a) and 4(c))

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                         [ ]*

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.9% (See Item 4(b))

12.   TYPE OF REPORTING PERSON**

      OO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------
CUSIP No. 552691107                     13G
------------------------


 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Grupo Financiero Inbursa, S.A. de C.V.

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [ ]
                                                              (b) [ ]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                      5.   SOLE VOTING POWER

       NUMBER OF
        SHARES        6.   SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY            6,847,003 Common Shares (see Items 4(a) and 4(c))
         EACH
       REPORTING      7.   SOLE DISPOSITIVE POWER
        PERSON
         WITH
                      8.   SHARED DISPOSITIVE POWER

                           6,847,003 Common Shares (see Items 4(a) and 4(c))

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      6,847,003 Common Shares (see Items 4(a) and 4(c))

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                         [ ]*

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      2.1% (See Item 4(b))

12.   TYPE OF REPORTING PERSON**

      HC

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------
CUSIP No. 552691107                     13G
------------------------


 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Inmobiliaria Inbursa, S.A. de C.V.

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [ ]
                                                              (b) [ ]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                      5.   SOLE VOTING POWER

       NUMBER OF
        SHARES        6.   SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY            1,071,000 Common Shares (see Items 4(a) and 4(c))
         EACH
       REPORTING      7.   SOLE DISPOSITIVE POWER
        PERSON
         WITH
                      8.   SHARED DISPOSITIVE POWER

                           1,071,000 Common Shares (see Items 4(a) and 4(c))

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,071,000 Common Shares (see Items 4(a) and 4(c))

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                         [ ]*

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.3% (See Item 4(b))

12.   TYPE OF REPORTING PERSON**

      HC

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------
CUSIP No. 552691107                     13G
------------------------


 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Promotora Inbursa, S.A. de C.V.

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [ ]
                                                              (b) [ ]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                      5.   SOLE VOTING POWER

       NUMBER OF
        SHARES        6.   SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY            5,776,003 Common Shares (see Items 4(a) and 4(c))
         EACH
       REPORTING      7.   SOLE DISPOSITIVE POWER
        PERSON
         WITH
                      8.   SHARED DISPOSITIVE POWER

                           5,776,003 Common Shares (see Items 4(a) and 4(c))

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      5,776,003 Common Shares (see Items 4(a) and 4(c))

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                         [ ]*

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      1.8% (See Item 4(b))

12.   TYPE OF REPORTING PERSON**

      HC

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------
CUSIP No. 552691107                     13G
------------------------


 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Inmobiliaria Carso, S.A. de C.V.

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [ ]
                                                              (b) [ ]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                      5.   SOLE VOTING POWER

       NUMBER OF
        SHARES        6.   SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY            6,509,324 Common Shares (see Items 4(a) and 4(c))
         EACH
       REPORTING      7.   SOLE DISPOSITIVE POWER
        PERSON
         WITH
                      8.   SHARED DISPOSITIVE POWER

                           6,509,324 Common Shares (see Items 4(a) and 4(c))

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      6,509,324 Common Shares (see Items 4(a) and 4(c))

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                         [ ]*

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      2.0% (See Item 4(b))

12.   TYPE OF REPORTING PERSON**

      HC

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------
CUSIP No. 552691107                     13G
------------------------


 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Orient Star Holdings LLC

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [ ]
                                                              (b) [ ]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

                      5.   SOLE VOTING POWER

       NUMBER OF
        SHARES        6.   SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY            6,509,324 Common Shares (see Items 4(a) and 4(c))
         EACH
       REPORTING      7.   SOLE DISPOSITIVE POWER
        PERSON
         WITH
                      8.   SHARED DISPOSITIVE POWER

                           6,509,324 Common Shares (see Items 4(a) and 4(c))

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      6,509,324 Common Shares (see Items 4(a) and 4(c))

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                         [ ]*

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      2.0% (See Item 4(b))

12.   TYPE OF REPORTING PERSON**

      OO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------
CUSIP No. 552691107                     13G
------------------------


 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      U.S. Commercial Corp., S.A. de C.V.

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [ ]
                                                              (b) [ ]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                      5.   SOLE VOTING POWER

       NUMBER OF
        SHARES        6.   SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY            1,256,640 Common Shares (see Items 4(a) and 4(c))
         EACH
       REPORTING      7.   SOLE DISPOSITIVE POWER
        PERSON
         WITH
                      8.   SHARED DISPOSITIVE POWER

                           1,256,640 Common Shares (see Items 4(a) and 4(c))

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,256,640 Common Shares (see Items 4(a) and 4(c))

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                         [ ]*

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.4% (See Item 4(b))

12.   TYPE OF REPORTING PERSON**

      HC

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------
CUSIP No. 552691107                     13G
------------------------


 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Commercial LLC

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [ ]
                                                              (b) [ ]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

                      5.   SOLE VOTING POWER

       NUMBER OF
        SHARES        6.   SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY            1,256,640 Common Shares (see Items 4(a) and 4(c))
         EACH
       REPORTING      7.   SOLE DISPOSITIVE POWER
        PERSON
         WITH
                      8.   SHARED DISPOSITIVE POWER

                           1,256,640 Common Shares (see Items 4(a) and 4(c))

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,256,640 Common Shares (see Items 4(a) and 4(c))

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                         [ ]*

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.4% (See Item 4(b))

12.   TYPE OF REPORTING PERSON**

      OO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1.
     (a)       Name of Issuer:

               MCI, Inc. (the "Issuer")

     (b)       Address of Issuer's Principal Executive Offices:

               22001 Loudoun County Parkway
               Ashburn, VA  20147

Item 2.
     (a)       Name of Persons Filing:

               This statement is filed pursuant to Rule 13d-1(c) under the Securities Exchange Act of 1934, as amended (the "Act"), by the persons listed below (the "Reporting Persons").

               (1)

               Carlos Slim Helu, Carlos Slim Domit, Marco Antonio Slim Domit, Patrick Slim Domit, Maria Soumaya Slim Domit, Vanessa Paola Slim Domit and Johanna Monique Slim Domit (collectively, the "Slim Family") directly and indirectly beneficially own a majority of the outstanding voting and equity securities of Carso Global Telecom, S.A. de C.V. ("CGT"), Telefonos de Mexico, S.A., de C.V. ("Telmex"), Financial Ventures LLC ("Financial Ventures"), Global Telecom LLC, Grupo Financiero Inbursa, S.A. de C.V. ("GFI"), Inmobiliaria Inbursa, S.A. de C.V. ("Inmobiliaria Inbursa"), Promotora Inbursa, S.A. de C.V. ("Promotora"), Inmobiliaria Carso, S.A. de C.V. ("Inmobiliaria Carso"), Orient Star Holdings LLC ("Orient Star"), U.S. Commercial Corp., S.A. de C.V. ("U.S. Commercial"), and Commercial LLC.

               (2)

               CGT, a sociedad anonima de capital variable organized under the laws of the United Mexican States ("Mexico"), a holding company with interests in other telecommunications and media companies, owns a majority of the outstanding voting and equity securities of Telmex and is the sole member of Global Telecom LLC.

               (3)

               Telmex, a sociedad anonima de capital variable organized under the laws of Mexico, is the leading provider of local and long distance telephone services in Mexico. The Common Shares deemed beneficially owned by Telmex are beneficially owned indirectly through its wholly-owned subsidiary, Financial Ventures.

               (4)

               Financial Ventures, a Delaware limited liability company, is a holding company with portfolio investments in various companies.

               (5)

               Global Telecom LLC, a Delaware limited liability company, is a holding company with portfolio investments in various companies.

               (6)

               GFI is a sociedad anonima de capital variable organized under the laws of Mexico. GFI is a financial services holding company. The Common Shares deemed beneficially owned by GFI are beneficially owned indirectly through its wholly-owned subsidiaries, Inmobiliaria Inbursa and Promotora Inbursa.

               (7)

               Inmobiliaria Inbursa, a sociedad anonima de capital variable organized under the laws of Mexico, is a holding company with portfolio investments in various companies.

               (8)

               Promotora, a sociedad anonima de capital variable organized under the laws of Mexico, is a holding company with portfolio investments in various companies.

               (9)

               Inmobiliaria Carso, a sociedad anonima de capital variable organized under the laws of Mexico, is a holding company with portfolio investments in various companies, and is the sole member of Orient Star.

               (10)

               Orient Star is a Delaware limited liability company with portfolio investments in various companies.

               (11)

               U.S. Commercial, a sociedad anonima de capital variable organized under the laws of Mexico, is a holding company with portfolio investments in various companies, and is the sole member of Commercial LLC. The Common Shares deemed beneficially owned by U.S. Commercial are beneficially owned indirectly through its wholly-owned subsidiary, Commercial LLC.

               (12)

               Commercial LLC, a Delaware limited liability company, is a holding company with portfolio investments in various companies.

     (b)       Address of Principal Business Office:

               (i) The principal business address for each member of the Slim Family is:

               Paseo de las Palmas 736
               Colonia Lomas de Chapultepec
               11000 Mexico, D.F., Mexico


               (ii) CGT's principal business address is:

               Avenida Insurgentes Sur 3500
               P.B. Col. Pena Pobre Tlalpan
               14060 Mexico, D.F., Mexico

               (iii) Telmex's principal business address is:

               Parque Via 190
               Col. Cuauhtemoc 06599
               Mexico, D.F., Mexico

               (iv) Financial Ventures' principal business address is:
               1105 North Market Street
               Suite 1300
               Wilmington, DE 19801

               (v) Global Telecom LLC's principal business address is:

               477 Madison Ave.
               6th Floor
               New York, NY 10022

               (vi) GFI's principal business address is:

               Paseo de las Palmas 736
               Col. Lomas Chapultepec
               11000 Mexico, D.F., Mexico

               (vii) Inmobiliaria Inbursa's principal business address is:

               Paseo de Las Palmas #736
               Colonia Lomas de Chapultepec
               11000 Mexico, D.F., Mexico

               (viii) Promotora's principal business address is:

               Paseo de Las Palmas #736
               Colonia Lomas de Chapultepec
               11000 Mexico, D.F., Mexico

               (ix) Inmobiliaria Carso's principal business address is:

               Insurgentes Sur 3500, PB-4
               Col. Pena Pobre Tlalpan
               14060 Mexico,
               D.F., Mexico

               (x) Orient Star's principal business address is:

               477 Madison Ave.
               6th Floor
               New York, NY 10022

               (xi) U.S. Commercial's principal business address is:

               Miguel de Cervantes Saaverdra 255
               Col. Ampliacion Granada
               11520 Mexico, D.F. Mexico

               (xii) Commercial LLC's principal business address is:

               477 Madison Ave.
               6th Floor
               New York, NY 10022


     (c)       Citizenship:
               Each member of the Slim Family is a Mexican citizen. CGT, Telmex, GFI, Inmobiliaria Inbursa, Promotora, Inmobiliaria Carso and U.S. Commercial are Mexican corporations, and Financial Ventures, Global Telecom LLC, Orient Star and Commercial LLC are Delaware limited liability companies.

     (d)       Title of Class of Securities:

               Shares of common stock, $0.01 par value per share, of the Issuer ("Common Shares").

     (e)       CUSIP Number:

               552691107

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a(n):
     (a) [ ] Broker or dealer registered under Section 15 of the Act;

     (b) [ ] Bank as defined in Section 3(a)(6) of the Act;

     (c) [ ] Insurance company as defined in Section 3(a)(19) of the Act;

     (d) [ ] Investment company registered under Section 8 of the Investment Company Act;

     (e) [ ] Investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [ ] Employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [ ] Parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [ ] Savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [ ] Church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act; or

     (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


Item 4.        Ownership.

     (a)       Amount Beneficially Owned:

               The number of Common Shares reported as beneficially owned reflects the number of Common Shares to be issued to each direct beneficial owner by the Issuer based on the principal amount of WorldCom, Inc. bonds held by each such direct beneficial owner. As of the filing of this Schedule 13G, the Issuer has not provided direct beneficial owners with the exact number of Common Shares to be issued reflecting accrued and unpaid interest on each such direct beneficial owner's WorldCom, Inc. bonds.

               As of the date of this filing:

               (i)

               Telmex, through its wholly-owned subsidiary, Financial Ventures, beneficially owns indirectly 25,112,220 Common Shares;

               (ii)

               Financial Ventures directly beneficially owns 25,112,220 Common Shares;

               (iii)

               Global Telecom directly beneficially owns 2,850,845 Common
               Shares;

               (iv)

               CGT, which directly beneficially owns a majority of the outstanding voting and equity securities of Telmex and Global Telecom LLC, may be deemed to have indirect beneficial ownership of the 2,850,845 Common Shares beneficially owned directly by Global Telecom LLC and the 25,112,220 Common Shares beneficially owned directly by Financial Ventures;

               (v)

               Inmobiliaria Inbursa directly beneficially owns 1,071,000 Common Shares;

               (vi)

               Promotora directly beneficially owns 5,776,003 Common Shares;

               (vii)

               GFI, which indirectly beneficially owns a majority of the outstanding voting and equity securities of Inmobiliaria Inbursa and Promotora, may be deemed to have indirect beneficial ownership of the 1,071,000 Common Shares directly beneficially owned by Inmobiliaria Inbursa and the 5,776,003 Common Shares beneficially owned directly by Promotora;

               (viii)

               Inmobiliaria Carso, as the sole member of Orient Star, may be deemed to have indirect beneficial ownership of the 6,509,324 Common Shares beneficially owned directly by Orient Star;

               (ix)

               U.S. Commercial, as the sole member of Commercial LLC, may be deemed to have indirect beneficial ownership of the 1,256,640 Common Shares beneficially owned directly by Commercial LLC; and

               (x)

               the Slim Family, which directly and indirectly owns a majority of the outstanding voting equity securities of CGT, GFI, Inmobiliaria Carso and U.S. Commercial, may be deemed to beneficially own indirectly the Common Shares that may be deemed beneficially owned by CGT, GFI, Inmobiliaria Carso and U.S. Commercial.

    (b)        Percent of Class:

               The Common Shares beneficially owned by the Reporting Persons are estimated to constitute approximately 13.1% of the issued and outstanding Common Shares, assuming a total of 326,000,000 Common Shares have been issued by the Issuer.


    (c)        Number of shares as to which such person has:

                  (i) Sole power to vote or to direct the vote: -0-

                 (ii)  Shared power to vote or to direct the vote:

                       42,576,032 Common Shares (in the case of the Slim Family)

                       6,847,003 Common Shares (in the case of GFI)

                       1,071,000 Common Shares (in the case of Inmobiliaria Inbursa)

                       5,776,003 Common Shares (in the case of Promotora)

                       6,509,324 Common Shares (in the case of Inmobiliaria Carso and Orient Star)

                       27,963,065 Common Shares (in the case of CGT)

                       1,256,640 Common Shares (in the case of Commercial LLC and U.S. Commercial)

                       2,850,845 Common Shares (in the case of Global Telecom
                       LLC)

                       25,112,220 Common Shares (in the case of Telmex and Financial Ventures)

                (iii) Sole power to dispose or to direct the disposition of: -0-

                 (iv) Shared power to dispose or direct the disposition of:

                       42,576,032 Common Shares (in the case of the Slim Family)

                       6,847,003 Common Shares (in the case of GFI)

                       1,071,000 Common Shares (in the case of Inmobiliaria Inbursa)

                       5,776,003 Common Shares (in the case of Promotora)

                       6,509,324 Common Shares (in the case of Inmobiliaria Carso and Orient Star)

                       27,963,065 Common Shares (in the case of CGT)

                       1,256,640 Common Shares (in the case of Commercial LLC and U.S. Commercial)

                       2,850,845 Common Shares (in the case of Global Telecom
                       LLC)

                       25,112,220 Common Shares (in the case of Telmex and Financial Ventures)

Item 5.        Ownership of Five Percent or Less of a Class.

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of
               securities, check the following:                            [ ]


Item 6.        Ownership of More than Five Percent on Behalf of Another Person.

               Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

               Not applicable.


Item 8.        Identification and Classification of Members of the Group.

               Not applicable.

Item 9.        Notice of Dissolution of Group.

               Not applicable.

Item 10.       Certifications.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE



         ------------------------
         Carlos Slim Helu

         ------------------------
         Carlos Slim Domit

         ------------------------
         Marco Antonio Slim Domit                  By: /s/Eduardo Valdes Acra
                                                        ------------------------
         ------------------------                        Eduardo Valdes Acra
         Patrick Slim Domit                              Attorney-in-Fact
                                                         April 30, 2004
         ------------------------
         Maria Soumaya Slim Domit

         ------------------------
         Vanessa Paola Slim Domit

         ------------------------
         Johanna Monique Slim Domit

         ------------------------

         CARSO GLOBAL TELECOM, S.A. DE C.V.

         ------------------------
         By: Eduardo Valdes Acra
         Title: Attorney-in-Fact

         GLOBAL TELECOM LLC

         ------------------------
         By: Eduardo Valdes Acra
         Title: Attorney-in-Fact

         TELEFONOS DE MEXICO, S.A. DE C.V.

         ------------------------
         By: Eduardo Valdes Acra
         Title: Attorney-in-Fact

         FINANCIAL VENTURES LLC

         ------------------------
         By: Eduardo Valdes Acra
         Title: Attorney-in-Fact

         GRUPO FINANCIERO INBURSA, S.A. DE C.V.

         ------------------------
         By: Eduardo Valdes Acra
         Title: Attorney-in-Fact

         PROMOTORA INBURSA, S.A. DE C.V.

         ------------------------
         By: Eduardo Valdes Acra
         Title: Attorney-in-Fact

         INMOBILIARIA INBURSA, S.A. DE C.V.

         ------------------------
         By: Eduardo Valdes Acra
         Title: Attorney-in-Fact

         INMOBILIARIA CARSO, S.A. DE C.V.

         ------------------------
         By: Eduardo Valdes Acra
         Title: Attorney-in-Fact

         ORIENT STAR HOLDINGS LLC

         ------------------------
         By: Eduardo Valdes Acra
         Title: Attorney-in-Fact

         U.S. COMMERCIAL CORP., S.A. DE C.V.

         ------------------------
         By: Eduardo Valdes Acra
         Title: Attorney-in-Fact

         COMMERCIAL LLC

         ------------------------
         By: Eduardo Valdes Acra
         Title: Attorney-in-Fact

                                POWER OF ATTORNEY


                  The undersigned hereby constitutes and appoints Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act for him and in his name, place and stead and on his behalf, in any and all capacities, to sign any Form 3, 4 or 5 or Schedule 13D or 13G, and any and all amendments thereto and any other document relating thereto (including any joint filing agreement) (each a "Filing"), relating to his beneficial ownership (direct or indirect) of any securities he may be deemed to beneficially own, and to file on his behalf any such Filings required to be filed pursuant to the United States Securities Exchange Act of 1934, as amended, with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2008.

March 19, 2004



                                                          /s/ Carlos Slim Helu
                                                          ----------------------
                                                          Carlos Slim Helu

                                POWER OF ATTORNEY


                  The undersigned hereby constitutes and appoints Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act for him and in his name, place and stead and on his behalf, in any and all capacities, to sign any Form 3, 4 or 5 or Schedule 13D or 13G, and any and all amendments thereto and any other document relating thereto (including any joint filing agreement) (each a "Filing"), relating to his beneficial ownership (direct or indirect) of any securities he may be deemed to beneficially own, and to file on his behalf any such Filings required to be filed pursuant to the United States Securities Exchange Act of 1934, as amended, with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2008.

March 19, 2004



                                                          /s/ Carlos Slim Domit
                                                          ----------------------
                                                          Carlos Slim Domit

                                POWER OF ATTORNEY


                  The undersigned hereby constitutes and appoints Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act for him and in his name, place and stead and on his behalf, in any and all capacities, to sign any Form 3, 4 or 5 or Schedule 13D or 13G, and any and all amendments thereto and any other document relating thereto (including any joint filing agreement) (each a "Filing"), relating to his beneficial ownership (direct or indirect) of any securities he may be deemed to beneficially own, and to file on his behalf any such Filings required to be filed pursuant to the United States Securities Exchange Act of 1934, as amended, with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2008.

March 19, 2004



                                                   /s/ Marco Antonio Slim Domit
                                                   -----------------------------
                                                   Marco Antonio Slim Domit

                                POWER OF ATTORNEY


                  The undersigned hereby constitutes and appoints Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act for him and in his name, place and stead and on his behalf, in any and all capacities, to sign any Form 3, 4 or 5 or Schedule 13D or 13G, and any and all amendments thereto and any other document relating thereto (including any joint filing agreement) (each a "Filing"), relating to his beneficial ownership (direct or indirect) of any securities he may be deemed to beneficially own, and to file on his behalf any such Filings required to be filed pursuant to the United States Securities Exchange Act of 1934, as amended, with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2008.

March 19, 2004



                                                          /s/ Patrick Slim Domit
                                                          ----------------------
                                                          Patrick Slim Domit

                                POWER OF ATTORNEY


                  The undersigned hereby constitutes and appoints Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, as her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act for her and in her name, place and stead and on her behalf, in any and all capacities, to sign any Form 3, 4 or 5 or Schedule 13D or 13G, and any and all amendments thereto and any other document relating thereto (including any joint filing agreement) (each a "Filing"), relating to her beneficial ownership (direct or indirect) of any securities she may be deemed to beneficially own, and to file on her behalf any such Filings required to be filed pursuant to the United States Securities Exchange Act of 1934, as amended, with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2008.

March 19, 2004



                                                   /s/ Maria Soumaya Slim Domit
                                                   -----------------------------
                                                   Maria Soumaya Slim Domit

                                POWER OF ATTORNEY


                  The undersigned hereby constitutes and appoints Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, as her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act for her and in her name, place and stead and on her behalf, in any and all capacities, to sign any Form 3, 4 or 5 or Schedule 13D or 13G, and any and all amendments thereto and any other document relating thereto (including any joint filing agreement) (each a "Filing"), relating to her beneficial ownership (direct or indirect) of any securities she may be deemed to beneficially own, and to file on her behalf any such Filings required to be filed pursuant to the United States Securities Exchange Act of 1934, as amended, with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2008.

March 19, 2004



                                                 /s/ Vanessa Paola Slim Domit
                                                 -------------------------------
                                                 Vanessa Paola Slim Domit

                                POWER OF ATTORNEY


                  The undersigned hereby constitutes and appoints Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, as her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act for her and in her name, place and stead and on her behalf, in any and all capacities, to sign any Form 3, 4 or 5 or Schedule 13D or 13G, and any and all amendments thereto and any other document relating thereto (including any joint filing agreement) (each a "Filing"), relating to her beneficial ownership (direct or indirect) of any securities she may be deemed to beneficially own, and to file on her behalf any such Filings required to be filed pursuant to the United States Securities Exchange Act of 1934, as amended, with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2008.

March 19, 2004



                                               /s/ Johanna Monique Slim Domit
                                               ---------------------------------
                                               Johanna Monique Slim Domit

                                POWER OF ATTORNEY


                  The undersigned, an authorized officer of Grupo Financiero Inbursa, S.A. de C.V. (the "Company"), hereby constitutes and appoints Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, as the Company's true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act for the Company and in the Company's name, place and stead and on the Company's behalf, in any and all capacities, to sign any Form 3, 4 or 5 or Schedule 13D or 13G, and any and all amendments thereto and any other document relating thereto (including any joint filing agreement) (each a "Filing"), relating to the Company's beneficial ownership (direct or indirect) of any securities it may be deemed to beneficially own, and to file on the Company's behalf any such Filings required to be filed pursuant to the United States Securities Exchange Act of 1934, as amended, with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as the Company might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2005.

April 25, 2002

                                                     GRUPO FINANCIERO
                                                     INBURSA, S.A. de C.V.

                                                     /s/ Raul Zepeda
                                                     -------------------------
                                                     By:  Raul Zepeda
                                                     Title:  Attorney-in-Fact

                                POWER OF ATTORNEY


                  The undersigned, an authorized officer of Carso Global Telecom, S.A. de C.V. (the "Company"), hereby constitutes and appoints Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, as the Company's true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act for the Company and in the Company's name, place and stead and on the Company's behalf, in any and all capacities, to sign any Form 3, 4, or 5 or Schedule 13D or 13G, and any and all amendments thereto and any other document relating thereto (including any joint filing agreement) (each a "Filing"), relating to the Company's beneficial ownership (direct or indirect) of any securities it may be deemed to beneficially own, and to file on the Company's behalf any such Filings required to be filed pursuant to the United States Securities Exchange Act of 1934, as amended, with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as the Company might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2008.

February 4, 2004

                                         CARSO GLOBAL TELECOM, S.A. de C.V.




                                          /s/Armando Ibanez Vazquez
                                        -------------------------------------
                                         By:  Armando Ibanez Vazquez
                                         Title:  Attorney-in-Fact

                                POWER OF ATTORNEY


                  The undersigned, a duly authorized officer of Carso Global Telecom, S.A. de C.V., the managing member of Global Telecom LLC (the "Company"), hereby constitutes and appoints Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, as the Company's true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act for the Company and in the Company's name, place and stead and on the Company's behalf, in any and all capacities, to sign any Form 3, 4, or 5 or
Schedule 13D or 13G, and any and all amendments thereto and any other document relating thereto (including any joint filing agreement) (each a "Filing"), relating to the Company's beneficial ownership (direct or indirect) of any securities it may be deemed to beneficially own, and to file on the Company's behalf any such Filings required to be filed pursuant to the United States Securities Exchange Act of 1934, as amended, with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as the Company might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2008.

February 11, 2004

                                       GLOBAL TELECOM LLC




                                        /s/ Armando Ibanez Vazquez
                                       ---------------------------------------
                                       By:  Carso Global Telecom, S.A. de C.V.
                                       Name:  Armando Ibanez Vazquez
                                       Title:  Attorney in Fact

                                POWER OF ATTORNEY


                  The undersigned hereby constitutes and appoints Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, as its true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act for it and in its name, place and stead and on its behalf, in any and all capacities, to sign any Form 3, 4 or 5 or Schedule 13D or 13G relating to its ownership (direct or otherwise) of any securities of MCI, Inc., and any and all amendments thereto and any other document relating thereto (including any joint filing agreement) (collectively, the "Filings"), and to file on its behalf any such Filings required to be filed pursuant to the United States Securities Exchange Act of 1934, as amended, with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as it might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2006.

February 11, 2004

                          TELEFONOS DE MEXICO, S.A. DE C.V.




                          By:   /s/Adolfo Cerezo
                                ------------------------------------
                          Name:  Adolfo Cerezo
                          Title:  Attorney in Fact

                                POWER OF ATTORNEY


                  The undersigned, an authorized officer of Promotora Inbursa, S.A. de C.V. (the "Company"), hereby constitutes and appoints Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, as the Company's true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act for the Company and in the Company's name, place and stead and on the Company's behalf, in any and all capacities, to sign any Form 3, 4, or 5 or Schedule 13D or 13G, and any and all amendments thereto and any other document relating thereto (including any joint filing agreement) (each a "Filing"), relating to the Company's beneficial ownership (direct or indirect) of any securities it may be deemed to beneficially own, and to file on the Company's behalf any such Filings required to be filed pursuant to the United States Securities Exchange Act of 1934, as amended, with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as the Company might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2008.

April 19, 2004

                                         PROMOTORA INBURSA, S.A. DE C.V.




                                               /s/Juan Carrizales
                                               --------------------------------
                                         By:   Juan Carrizales

                                POWER OF ATTORNEY


                  The undersigned, an authorized officer of Inmobiliaria Inbursa, S.A. de C.V. (the "Company"), hereby constitutes and appoints Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, as the Company's true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act for the Company and in the Company's name, place and stead and on the Company's behalf, in any and all capacities, to sign any Form 3, 4, or 5 or Schedule 13D or 13G, and any and all amendments thereto and any other document relating thereto (including any joint filing agreement) (each a "Filing"), relating to the Company's beneficial ownership (direct or indirect) of any securities it may be deemed to beneficially own, and to file on the Company's behalf any such Filings required to be filed pursuant to the United States Securities Exchange Act of 1934, as amended, with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as the Company might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2008.

February 4, 2004

                                             INMOBILIARIA INBURSA, S.A. DE C.V.




                                             /s/  Raul Humberto Zepeda Ruiz
                                             -----------------------------------
                                             By:  Raul Humberto Zepeda Ruiz
                                             Title:  Attorney-in-Fact

                                POWER OF ATTORNEY


                  The undersigned, a duly authorized officer of Uninet, S.A. de C.V., the sole member of Financial Ventures LLC (the "Company") hereby constitutes and appoints Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, as the Company's true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act for it and in its name, place and stead and on its behalf, in any and all capacities, to sign any Form 3, 4 or 5 or Schedule 13D or 13G relating to its ownership (direct or otherwise) of any securities of MCI, Inc., and any and all amendments thereto and any other document relating thereto (including any joint filing agreement) (collectively, the "Filings"), and to file on its behalf any such Filings required to be filed pursuant to the United States Securities Exchange Act of 1934, as amended, with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as it might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2007.

February 11, 2004


                                                    FINANCIAL VENTURES LLC




                                                    /s/ Adolfo Cerezo
                                                    ----------------------------
                                                    By:  Uninet, S.A. de C.V.
                                                    Name: Adolfo Cerezo
                                                    Title:  Attorney in Fact

                                POWER OF ATTORNEY


                  The undersigned, an authorized officer of Inmobiliaria Carso, S.A. de C.V. (the "Company"), hereby constitutes and appoints Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, as the Company's true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act for the Company and in the Company's name, place and stead and on the Company's behalf, in any and all capacities, to sign any Form 3, 4, or 5 or Schedule 13D or 13G, and any and all amendments thereto and any other document relating thereto (including any joint filing agreement) (each a "Filing"), relating to the Company's beneficial ownership (direct or indirect) of any securities it may be deemed to beneficially own, and to file on the Company's behalf any such Filings required to be filed pursuant to the United States Securities Exchange Act of 1934, as amended, with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as the Company might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2008.

February 4, 2004

                                              INMOBILIARIA CARSO, S.A. DE C.V.




                                              /s/  Armando Ibanez Vazquez
                                              ----------------------------------
                                              By:  Armando Ibanez Vazquez
                                              Title:  Attorney-in-Fact

                                POWER OF ATTORNEY


                  The undersigned, a duly authorized attorney-in-fact of Inmobiliaria Carso, S.A. de C.V., the sole member of Orient Star Holdings LLC (the "Company"), hereby constitutes and appoints Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, as the Company's true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act for the Company and in the Company's name, place and stead and on the Company's behalf, in any and all capacities, to sign any Form 3, 4, or 5 or
Schedule 13D or 13G, and any and all amendments thereto and any other document relating thereto (including any joint filing agreement) (each a "Filing"), relating to the Company's beneficial ownership (direct or indirect) of any securities it may be deemed to beneficially own, and to file on the Company's behalf any such Filings required to be filed pursuant to the United States Securities Exchange Act of 1934, as amended, with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as the Company might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2008.

February 11, 2004

                                            ORIENT STAR HOLDINGS LLC



                                            /s/ Armando Ibanez VaYquez
                                            ------------------------------------
                                            By: Inmobiliaria Carso, S.A. de C.V.
                                            Name:  Armando Ibanez VaYquez
                                            Title:Attorney-in-Fact

                                POWER OF ATTORNEY


                  The undersigned, an authorized officer of U.S. Commercial Corp., S.A. de C.V. (the "Company"), hereby constitutes and appoints Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, as the Company's true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act for the Company and in the Company's name, place and stead and on the Company's behalf, in any and all capacities, to sign any Form 3, 4, or 5 or Schedule 13D or 13G, and any and all amendments thereto and any other document relating thereto (including any joint filing agreement) (each a "Filing"), relating to the Company's beneficial ownership (direct or indirect) of any securities it may be deemed to beneficially own, and to file on the Company's behalf any such Filings required to be filed pursuant to the United States Securities Exchange Act of 1934, as amended, with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as the Company might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2008.

February 4, 2004

                                              U.S. COMMERCIAL CORP.,
                                              S.A. DE C.V.


                                              /s/ Jose de Jesus Gallardo
                                              ----------------------------------
                                              By:  Jose de Jesus Gallardo
                                              Title:  Attorney-in-Fact

                                POWER OF ATTORNEY


                  The undersigned, an authorized officer of U.S. Commercial Corp., S.A. de C.V., the sole member of Commercial LLC (the "Company"), hereby constitutes and appoints Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, as the Company's true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act for the Company and in the Company's name, place and stead and on the Company's behalf, in any and all capacities, to sign any Form 3, 4, or 5 or Schedule 13D or 13G, and any and all amendments thereto and any other document relating thereto (including any joint filing agreement) (each a "Filing"), relating to the Company's beneficial ownership (direct or indirect) of any securities it may be deemed to beneficially own, and to file on the Company's behalf any such Filings required to be filed pursuant to the United States Securities Exchange Act of 1934, as amended, with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as the Company might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2008.

March 1,  2004

                                  COMMERCIAL LLC




                                  /s/ Jesus Gallardo
                                  ----------------------------------------------
                                  By:  U.S. Commercial Corp., S.A. de .C.V.
                                  Name:  Jesus Gallardo
                                  Title:  Attorney-in-Fact

                             JOINT FILING AGREEMENT

                  THIS JOINT FILING AGREEMENT (this "Agreement") is made and entered into as of this 20th day of April, 2004, by and among Carlos Slim Helu, Carlos Slim Domit, Marco Antonio Slim Domit, Patrick Slim Domit, Maria Soumaya Slim Domit, Vanessa Paola Slim Domit, Johanna Monique Slim Domit, Carso Global Telecom, S.A. de C.V., Global Telecom LLC, Telefonos de Mexico, S.A. de C.V., Financial Ventures LLC, Grupo Financiero Inbursa, S.A. de C.V., Promotora Inbursa, S.A. de C.V., Inmobiliaria Inbursa, S.A. de C.V., Inmobiliaria Carso, S.A. de C.V., Orient Star Holdings LLC, U.S. Commercial Corp., S.A. de C.V. and Commercial LLC.

         Each of the parties hereto hereby agrees to prepare jointly and file timely (or otherwise to deliver as appropriate) all filings on any Schedule 13D or 13G relating to its ownership (direct or otherwise) of any securities of MCI, Inc. and any and all amendments thereto and any other document relating thereto (collectively, the "Filings") required to be filed by it pursuant to the United States Securities Exchange Act of 1934, as amended. Each party to this Agreement further agrees and covenants to the other parties that it will fully cooperate with such other parties in the preparation and timely filing (and other delivery) of such Filings.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

                                       By:   /s/ Eduardo Valdes Acra
                                             -----------------------------------
                                             Eduardo Valdes Acra
                                             Attorney-in-Fact April 20, 2004


Carlos Slim Helu

-------------------------------------------------
Carlos Slim Domit

-------------------------------------------------
Marco Antonio Slim Domit

-------------------------------------------------
Patrick Slim Domit

-------------------------------------------------
Maria Soumaya Slim Domit

-------------------------------------------------
Vanessa Paola Slim Domit

-------------------------------------------------
Johanna Monique Slim Domit

-------------------------------------------------
CARSO GLOBAL TELECOM, S.A. DE C.V.



-------------------------------------------------
By:  Eduardo Valdes Acra
Title:  Attorney-in-Fact


GLOBAL TELECOM LLC



-------------------------------------------------
By:  Eduardo Valdes Acra
Title:  Attorney-in-Fact


TELEFONOS DE MEXICO, S.A. DE C.V.



-------------------------------------------------
By:  Eduardo Valdes Acra
Title:  Attorney-in-Fact


FINANCIAL VENTURES LLC



-------------------------------------------------
By:  Eduardo Valdes Acra
Title:  Attorney-in-Fact


GRUPO FINANCIERO INBURSA, S.A., DE C.V.



-------------------------------------------------
By:  Eduardo Valdes Acra
Title:  Attorney-in-Fact


PROMOTORA INBURSA, S.A. DE C.V.



-------------------------------------------------
By:  Eduardo Valdes Acra
Title:  Attorney-in-Fact


INMOBILIARIA INBURSA, S.A. DE C.V.



-------------------------------------------------
By:  Eduardo Valdes Acra
Title:  Attorney-in-Fact


INMOBILIARIA CARSO, S.A. DE C.V.



-------------------------------------------------
By:  Eduardo Valdes Acra
Title:  Attorney-in-Fact


ORIENT STAR HOLDINGS LLC



-------------------------------------------------
By:  Eduardo Valdes Acra
Title:  Attorney-in-Fact


U.S. COMMERCIAL CORP., S.A. DE C.V.




-------------------------------------------------
By:  Eduardo Valdes Acra
Title:  Attorney-in-Fact


COMMERCIAL LLC



-------------------------------------------------
By:  Eduardo Valdes Acra
Title:  Attorney-in-Fact